Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

FIRST QUARTER 2018 RESULTS

PHOENIX, AZ., May 2, 2018—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers over 225 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at its over 275 acre campus in Phoenix, Arizona, today announced financial results for the quarter ended March 31, 2018.

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Grand Canyon Education, Inc. Reports First Quarter 2018 Results

For the three months ended March 31, 2018:

•	Net revenue increased 11.1% to $275.7 million for the first quarter of 2018, compared to $248.2 million for the first quarter of 2017.

•	End-of-period enrollment increased 9.6% to 91,378 at March 31, 2018, from 83,352 at March 31, 2017, as ground enrollment increased 9.6% to 17,386 at March 31, 2018, from 15,857 at March 31, 2017 and online enrollment increased 9.6% to 73,992 at March 31, 2018, from 67,495 at March 31, 2017.

•	Operating income for the three months ended March 31, 2018 was $90.1 million, an increase of 17.6% as compared to $76.6 million for the same period in 2017. The operating margin for the three months ended March 31, 2018 was 32.7%, compared to 30.9% for the same period in 2017.

•	The tax rate in the three months ended March 31, 2018 was 18.8% compared to 26.5% in the same period in 2017. The lower effective tax rate year over year is a result of the Tax Cuts and Jobs Act (the “Act”) which was signed into law on December 22, 2017. The Act reduces the corporate federal tax rate from a maximum of 35% to a flat 21% rate effective January 1, 2018. Additionally, the University continues to benefit from the adoption of the share-based compensation standard, which resulted in the recognition of excess tax benefits from share-based compensation awards that vested or settled in the consolidated income statement. Excess tax benefits recorded for the three months ended March 31, 2018 and 2017 were $5.3 million and $8.5 million, respectively. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on our stock price at the date the restricted awards vest, our stock price on the date an option is exercised, and the quantity of options exercised.

•	Net income increased 31.8% to $73.7 million for the first quarter of 2018, compared to $55.9 million for the same period in 2017.

•	Diluted net income per share was $1.52 for the first quarter of 2018, compared to $1.16 for the same period in 2017.

•	Adjusted EBITDA increased 16.2% to $108.0 million for the first quarter of 2018, compared to $92.9 million for the same period in 2017.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the three months ended March 31, 2018 and 2017 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $334.8 million and $242.7 million at March 31, 2018 and December 31, 2017, respectively. Our restricted cash and cash equivalents at March 31, 2018 and December 31, 2017 were $72.8 million and $94.5 million, respectively. In December 2012, we entered into a new credit agreement, which increased our term loan to $100 million with a maturity date of December 2019. Indebtedness under the term loan is secured by our assets and is guaranteed by certain of our subsidiaries.

Net cash provided by operating activities for the three months ended March 31, 2018 was $119.0 million as compared to $109.7 million for the three months ended March 31, 2017. The increase in cash generated from operating activities between the three months ended March 31, 2017 and the three months ended March 31, 2018 is primarily due to increased net income and the timing of income tax and employee related payments as well as changes in other working capital such as accounts payable, accrued liabilities, deferred revenue and student deposits.

Net cash used in investing activities was $38.5 million and $48.6 million for the three months ended March 31, 2018 and 2017, respectively. Our cash used in investing activities was primarily related to the purchase of short-term investments and capital expenditures. Purchases of short-term investments net of proceeds of these investments was $3.2 million and $19.0 million during the three months ended March 31, 2018 and 2017, respectively. Capital expenditures were $35.2 million and $21.7 million for the three months ended March 31, 2018 and 2017, respectively. During the three-month period for 2018, capital expenditures primarily consisted of ground campus building projects such as the construction of two additional residence halls, an additional classroom building and parking garage to support our growing traditional student enrollment, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development for 2018 is $0.2 million we spent on the student services building that is in close proximity to our ground traditional campus. During the three-month period for 2017, capital expenditures primarily consisted of ground campus building projects such as the construction of an additional dormitory to support our growing traditional student enrollment, land acquisitions adjacent to our campus, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development for 2017 is $7.9 million we spent on the building and parking garage in close proximity to our ground traditional campus. Employees that work in two leased office buildings in the Phoenix area were relocated to this new building by the end of 2016.

Net cash used in financing activities was $12.8 million and $33.1 million for the three months ended March 31, 2018 and 2017, respectively. During the three-month period for 2018, $11.5 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards and $0.5 million was used to purchase treasury stock in accordance with the University’s share repurchase program, and principal payments on notes payable and capital leases totaled $1.7 million, partially offset by proceeds from the exercise of stock options of $0.9 million. During the three-month period for 2017, $25.0 million was used to repay the revolving line of credit, $9.5 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and principal payments on notes payable and capital leases totaled $1.7 million, which amounts were partially offset by proceeds from the exercise of stock options of $3.1 million.

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Grand Canyon Education, Inc. Reports First Quarter 2018 Results

2018 Outlook

Q2 2018:	Net revenue of $235.0 million; Target Operating Margin 23.2%; Diluted EPS of $0.85 using 48.6 million diluted shares; student counts of 80,900

Q3 2018:	Net revenue of $254.0 million; Target Operating Margin 24.9%; Diluted EPS of $0.98 using 48.7 million diluted shares; student counts of 98,400

Q4 2018:	Net revenue of $291.0 million; Target Operating Margin 33.0%; Diluted EPS of $1.47 using 48.9 million diluted shares; student counts of 97,100

Full Year 2018:	Net revenue of $1,055.7 million; Target Operating Margin 28.8%; Diluted EPS of $4.82 using 48.7 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance, as well as; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our announced intention to sell our academic and related operations and assets to a non-profit entity and become a services company; our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit post-secondary education sector; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; competition from other universities in our geographic region and market sector, including competition for students, qualified executives and other personnel; our ability to properly manage risks and challenges associated with strategic initiatives, including the expansion of our campus, potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties, or the development of new campuses; our expected tax payments and tax rate, including the effect of the Tax Cuts and Jobs Act of 2017; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects of our students; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports First Quarter 2018 Results

Conference Call

Grand Canyon Education, Inc. will discuss its first quarter 2018 results and 2018 outlook during a conference call scheduled for today, May 2, 2018 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 6287379 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 6287379. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers over 225 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at our over 275 acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. We are committed to providing an academically rigorous educational experience with a focus on professionally relevant programs that meet the objectives of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian-oriented, liberal arts foundation. We offer master and doctoral degrees in contemporary fields that are designed to provide students with the capacity for transformational leadership in their chosen industry, emphasizing the immediate relevance of theory, application, and evaluation to promote personal and organizational change. Approximately 91,400 students were enrolled as of March 31, 2018. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports First Quarter 2018 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended March 31,
	2018	2017
(In thousands, except per share data)
Net revenue	$275,681	$248,206
Costs and expenses:
Instructional costs and services	111,027	102,574
Admissions advisory and related	34,854	31,972
Advertising	25,715	24,631
Marketing and promotional	2,684	2,460
General and administrative	11,309	9,941

Total costs and expenses	185,589	171,578

Operating income	90,092	76,628
Interest expense	(346)	(580)
Interest and other income	981	2

Income before income taxes	90,727	76,050
Income tax expense	17,046	20,138

Net income	$73,681	$55,912

Earnings per share:
Basic income per share	$1.55	$1.20

Diluted income per share	$1.52	$1.16

Basic weighted average shares outstanding	47,432	46,748

Diluted weighted average shares outstanding	48,397	48,070

Grand Canyon Education, Inc. Reports First Quarter 2018 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA, a non-GAAP financial measure, because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended March 31,
	2018	2017
Net income	$73,681	$55,912
Plus: interest expense	346	580
Less: interest income and other	(981)	(2)
Plus: income tax expense	17,046	20,138
Plus: depreciation and amortization	13,873	13,193

EBITDA	103,965	89,821

Plus: royalty to former owner	74	74
Plus: fixed asset impairments	—	122
Plus: transaction expenses	487	—
Plus: estimated litigation and regulatory reserves	3	—
Plus: share-based compensation	3,469	2,931

Adjusted EBITDA	$107,998	$92,948

Grand Canyon Education, Inc. Reports First Quarter 2018 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

ASSETS:	March 31, 2018	December 31, 2017

(In thousands, except par value)	(Unaudited)
Current assets
Cash and cash equivalents	$242,846	$153,474
Restricted cash and cash equivalents	72,816	94,534
Investments	91,910	89,271
Accounts receivable, net	9,469	10,908
Income tax receivable	1,329	2,086
Other current assets	16,994	24,589

Total current assets	435,364	374,862
Property and equipment, net	950,156	922,284
Prepaid royalties	2,689	2,763
Goodwill	2,941	2,941
Other assets	833	723

Total assets	$1,391,983	$1,303,573

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$36,100	$29,139
Accrued compensation and benefits	25,013	23,173
Accrued liabilities	26,571	20,757
Income taxes payable	30,234	16,182
Student deposits	72,948	95,298
Deferred revenue	64,130	46,895
Current portion of notes payable	6,670	6,691

Total current liabilities	261,666	238,135
Other noncurrent liabilities	1,131	1,200
Deferred income taxes, noncurrent	19,900	18,362
Notes payable, less current portion	58,274	59,925

Total liabilities	340,971	317,622

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 52,496 and 52,277 shares issued and 48,217 and 48,125 shares outstanding at March 31, 2018 and December 31, 2017, respectively	525	523
Treasury stock, at cost, 4,279 and 4,152 shares of common stock at March 31, 2018 and December 31, 2017, respectively	(112,726)	(100,694)
Additional paid-in capital	237,056	232,670
Accumulated other comprehensive loss	(526)	(724)
Retained earnings	926,683	854,176

Total stockholders’ equity	1,051,012	985,951

Total liabilities and stockholders’ equity	$1,391,983	$1,303,573

Grand Canyon Education, Inc. Reports First Quarter 2018 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2018	2017
Cash flows provided by operating activities:
Net income	$73,681	$55,912
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	3,469	2,931
Provision for bad debts	4,997	4,383
Depreciation and amortization	13,947	13,267
Deferred income taxes	1,928	3,723
Other	539	122
Changes in assets and liabilities:
Accounts receivable	(3,558)	(3,265)
Prepaid expenses and other	(1,332)	(2,257)
Accounts payable	563	1,042
Accrued liabilities and employee related liabilities	7,665	3,381
Income taxes receivable/payable	14,809	16,654
Deferred rent	(36)	(92)
Deferred revenue	24,686	29,020
Student deposits	(22,350)	(15,165)

Net cash provided by operating activities	119,008	109,656

Cash flows used in investing activities:
Capital expenditures	(35,173)	(21,729)
Purchases of land and building improvements related to off-site development	(174)	(7,898)
Purchases of investments	(17,122)	(26,532)
Proceeds from sale or maturity of investments	13,944	7,571

Net cash used in investing activities	(38,525)	(48,588)

Cash flows used in financing activities:
Principal payments on notes payable and capital lease obligations	(1,716)	(1,698)
Net borrowings from revolving line of credit	—	(25,000)
Repurchase of common shares including shares withheld in lieu of income taxes	(12,032)	(9,516)
Net proceeds from exercise of stock options	919	3,122

Net cash used in financing activities	(12,829)	(33,092)

Net increase in cash and cash equivalents and restricted cash	67,654	27,976
Cash and cash equivalents and restricted cash, beginning of period	248,008	130,907

Cash and cash equivalents and restricted cash, end of period	$315,662	$158,883

Supplemental disclosure of cash flow information
Cash paid for interest	$321	$674
Cash paid for income taxes	$375	$438
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$13,081	$5,993
Reclassification of capitalized costs – adoption of ASC 606	$9,015	$—
Reclassification of deferred revenue – adoption of ASC 606	$7,451	$—

Grand Canyon Education, Inc. Reports First Quarter 2018 Results

The following is a summary of our student enrollment at March 31, 2018 and 2017 by degree type and by instructional delivery method:

	2018(1)		2017(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	38,569	42.2%	34,962	41.9%
Undergraduate degree	52,809	57.8%	48,390	58.1%

Total	91,378	100.0%	83,352	100.0%

	2018(1)		2017(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	73,992	81.0%	67,495	81.0%
Ground(4)	17,386	19.0%	15,857	19.0%

Total	91,378	100.0%	83,352	100.0%

(1)	Enrollment at March 31, 2018 and 2017 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at March 31, 2018 and 2017 are students pursuing non-degree certificates of 1,495 and 1,086, respectively.
(2)	Includes 7,913 and 7,441 students pursuing doctoral degrees at March 31, 2018 and 2017, respectively.
(3)	As of March 31, 2018 and 2017, 50.4% and 49.9%, respectively, of our working adult students (online and professional studies students) were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.